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                                                                   EXHIBIT 99.1


For Immediate Release                              Contacts: Bill Wells - Media
February 23, 2000                             Thomas H. Muller, Jr. - Financial
                                                                 (770) 242-8723


              SPECTRX, INC. ANNOUNCES $5 MILLION PRIVATE PLACEMENT

         NORCROSS, GA -- SpectRx, Inc. (NASDAQ: SPRX) today announced the completion of a private placement of 400,000 shares of the company's common stock. The stock was sold for $12.50 per share resulting in gross proceeds to the company of $5 million. The funding was provided by a small group of private investors. The purchasers were given registration rights under the company's existing registration rights agreement. The funds will be used to support the development of a non-invasive cervical cancer detection device and other general corporate purposes.

         SpectRx, Inc. is a leading biophotonics company that is focused on the development and manufacture of painless and bloodless alternatives to medical diagnostic and monitoring procedures. Biophotonics is the technology of using light and other forms of energy to diagnose and monitor disease. SpectRx is the developer of the BiliChekTM the world's first commercially available painless, bloodless, non-invasive infant jaundice monitor. SpectRx is developing a continuous glucose monitor with Abbott Laboratories (NYSE: ABT), a non-invasive device that rapidly detects a previously unmeasured sign of diabetes with Roche Diagnostics, and non-invasive cervical and skin cancer detection products with Welch Allyn. For more information, visit the SpectRx web site at www.spectrx.com.

Certain matters discussed in this announcement contain forward-looking statements that involve material risks to, and uncertainties in the company's business which may cause actual results to differ materially from those anticipated by the statements made herein. The matters discussed herein should be viewed together with the Risk Factors in the Company's 10K for the year ending December 31, 1998 on file with the SEC.